Exhibit h(xiv) under Form N-1A
                                              Exhibit 10 under Item 601/Reg. S-K

                                  Amendment to
        Fund Accounting and Shareholder Recordkeeping Services Agreement
                                     between
                              Marshall Funds, Inc.
                                       and
                           Federated Services Company

     This Amendment to the Fund Accounting and Shareholder Recordkeeping Services Agreement ("Agreement') between Marshall Funds, Inc. ("Funds") and Federated Services Company ("Transfer Agent") is made and entered into as of the 25th day of September, 2003.

     WHEREAS, the Funds have entered into the Agreement, dated September 14, 1992, as amended, with the Transfer Agent;

     WHEREAS, the Securities and Exchange Commission and the United States Treasury Department ("Treasury Department') have adopted a series of rules and regulations arising out of the USA PATRIOT Act (together with such rules and regulations, the "Applicable Law"), specifically requiring certain financial institutions including the Funds, to establish a written anti-money laundering and customer identification program (the "Program");

     WHEREAS, in establishing requirements for registered investment companies, Applicable Law provides that it is permissible for a mutual fund to contractually delegate the implementation and operation of its Program to another affiliated or unaffiliated service provider, such as Transfer Agent, but that any mutual fund delegating responsibility for aspects of its Program to a third party must obtain written consent from the third party ensuring the ability of federal examiners to obtain information and records relating to the Program and to inspect the third party for purposes of the Program; and

     WHEREAS, the Funds have established a Program and wish to amend the Agreement to: (a) reflect the existence of such Program; (b) to delegate responsibility for performance under the Funds' Program to the Transfer Agent;
(c) to direct the Transfer Agent to further delegate responsibility for performance under the Funds' Program to Marshall & Ilsley Trust Company N.A., the Funds' Sub-Transfer Agent (the "Sub-Transfer Agent") and (d) to make such other changes as are required by Applicable Law.

     NOW, THEREFORE, the parties intending to be legally bound agree as follows:

     1. The Funds represent and warrant that they have established, and covenant that during the term of the Agreement they will maintain, a Program in compliance with Applicable Law.

     2. The Funds hereby delegate to the Transfer Agent, the responsibility to perform or contract for the performance of, for an on behalf of the Funds, all required activities under the Funds' Program and direct the Transfer Agent to further delegate such responsibility to its Sub-Transfer Agent.

     3. The Transfer Agent hereby accepts such delegation and represents and warrants that: (a) it is implemented, and will continue to (i) monitor the operation of, (ii) assess the effectiveness of, and (iii) modify, as appropriate or as required by Applicable Law, procedures necessary to effectuate the Program; (b) it will annually certify, in a manner acceptable to the Funds under Applicable Law, that it has implemented the Program and that it will perform or cause to be performed the customer identification and other activities required by Applicable Law and the Program; and (c) it will provide such other information and reports to the Funds' designated Compliance Officer, as may from time to time be required, and will provide such Compliance Officer with notice of any contract by any regulatory authority with respect to the operation of the Program.

     4. The Transfer Agent does hereby covenant that : (a) it will provide to any federal examiners of the Funds such information and records relating to Program as may be requested; and (b) it will allow such examiners to inspect the Transfer Agent for purposes of examining the Program and its operation to the full extent required by Applicable Law.

     5. The Transfer Agent further agrees that its written delegation to the Sub-Transfer Agent of the responsibility to perform or contract for the performance of, for and on behalf of the Funds, all required activities under the Funds' Program will include written representations, warranties and covenants of the Sub-Transfer Agent that are consistent with those undertaken by the Transfer Agent in this Amendment.

     In all other respects, the Agreement first referenced above shall remain in full force and effect.

     WITNESS the due execution hereof this 25th day of September, 2003.

                                    MARSHALL FUNDS, INC.

                                    By:  /s/ Brooke J. Billick
                                    Name:  Brooke J. Billick
                                    Title:  Secretary and Chief Legal Officer

                                    FEDERATED SERVICES COMPANY

                                    By:  /s/ Heather W. Froehlich
                                    Name:  Heather W. Froehlich
                                    Title:  Assistant Vice President